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                                                                   Exhibit 10.28

              Restated Executive Consulting and Director Agreement

     Boston Life Sciences, Inc. ("BLSI" or the "Company") and David Hillson ("Hillson"), collectively the "Parties," hereby agree to amend and restate the terms of their employment and directorial relationship, for a three-year term ending June 30, 2006, as follows:

     1. Except as expressly provided herein, this Restated Executive Consulting and Director Agreement (the "Agreement") shall supersede and replace the terms of the Employment Agreement Between Boston Life Sciences, Inc. and David Hillson dated November 7, 1994, as variously amended and restated through extension agreements dated January 25, 1995, January 9, 1997, December 28, 1999 and January 23, 2001.

     2. Hillson currently serves as the Chairman of the Board of BLSI and will continue to do so through the 2003/2004 term to the extent he is reelected as provided below. Between the effective date of this Agreement and December 31, 2003, Hillson shall continue as an employee and continue his service as a member of the BLSI Board of Directors (the "Board"). Effective January 1, 2004, Hillson shall assume the status of an independent contractor, providing consulting services to BLSI in accordance with the financial terms described in Section 4(g) hereof.

     3. BLSI agrees to cause Hillson's name to be placed in nomination as a director of the BLSI Board for its 2003/2004 term at this year's annual meeting of stockholders. BLSI further agrees to cause Hillson to be nominated as a Board director for each of two successive one-year terms concluding on the date of the 2006 annual meeting of stockholders at which directors are elected, or June 30, 2006, whichever shall first occur. Upon such election as a director for the 2003/2004 term, the Company agrees to take all actions legally permissible to

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cause Hillson to be elected as Chairman of the Board for such term, and Hillson will not be removed from such position other than for "cause" as defined below. Hillson will likewise be made a member of any executive or similar committee that may from time to time be formed by the Board, and will remain such a member for so long as he serves as a director of the Company. For purposes of this Agreement, "cause" shall be defined to mean the following:

               (i) material breach by Hillson of Section 6 or Section 7 of this Agreement;

               (ii) material breach by Hillson of any provision of this Agreement other than Section 6 or Section 7 which is not cured by Hillson within fifteen (15) days notice thereof from the Company; or

               (iii)  any action by Hillson to intentionally harm BLSI.

     4. As already agreed to as part of the year end 2002 compensation review. during the term of this Agreement, and in consideration of his service as Chairman and as a Board director, Hillson shall receive compensation from BLSI in the following manner:

     (a) Hillson shall be restored to an annual salary of $325,000 per year (plus a 5% raise), which rate of salary shall be payable to him retroactive to January 1, 2003 and shall continue through and including December 31, 2003.

     (b) Hillson shall receive a bonus, payable in a lump sum, equal to 10% of his annual salary as adjusted retroactive to January 1, 2003 (i.e., $32,500.00, plus a 5% raise). - - (c) Hillson shall continue to be eligible until December 31, 2004 for awards under the BLSI Milestone Bonus Program, in accordance with the terms set forth in that certain memorandum to the Company's Compensation Committee dated December 3, 2002, a copy of which is appended hereto as Exhibit A. Provided, however, it is agreed and understood that BLSI shall retain the prerogative, in its sole discretion, to adjust the milestone targets and/or their sequencing in said program, so long as Hillson's

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          participation therein continues to be treated in a non-discriminatory manner relative to other executives of the Company. It is further agreed that milestone awards earned during calendar year 2004 will not be paid if BLSI's cash on hand is below $8 million on the date the award is earned, provided that such limitations apply to other BLSI executives. The awards will, however, be paid retroactively (but without interest) when and if the Company's cash on hand rises to the level of $8 million.

     (d) Hillson has been awarded 125,000 options to purchase common stock in BLSI, exercisable at $1.00 per share (in accordance with the terms of applicable plan and grant documents, and all subsequent amendments thereto) as part of the year end 2002 compensation review.

     (e) Hillson shall continue to receive regular employee benefits, such as they may be in effect, through December 31, 2003.

     (f) Commencing on January 1, 2004, and for a period not to exceed 18 months, or until Hillson commences benefited employment elsewhere (should that first occur), the Company will reimburse Hillson the cost of any COBRA premiums paid to continue his health insurance under BLSI's group plan.

     (g) In recognition of his 10 year service as CEO and ongoing value as a consultant and director of the Company, commencing on January 1, 2004, and in lieu of the salary and bonus compensation set forth in Sections 4(a) and 4(b) hereof, Hillson will receive annual consulting fees, paid to him monthly as an independent contractor, at a rate of $125,000 per year. Hillson will receive these consulting fees in each of calendar years 2004 and 2005, concluding on December 31, 2005, so long as his service on the BLSI Board continues during that time period.

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     (h)  Should Hillson for any reason other than death, voluntary resignation, or removal or non-reelection by shareholders for "cause" (as defined in Section 3 hereof) cease to be a Board director, then the balance of his annual salary or consulting fees hereunder, as applicable, for the period through December 31, 2005 shall become immediately due and payable. Should Hillson cease to be a Board director by reason of death, voluntary resignation, or removal or non-reelection by shareholders for "cause" (as defined in Section 3 hereof), then BLSI's obligation to continue paying salary or consulting fees, as applicable, shall cease immediately.

     5. Should Hillson for any reason cease to be a director of the Company, all options to purchase shares of common stock in BLSI previously granted to Hillson, as well as those additional 125,000 stock options granted above, will continue to vest and be exercisable in the manner provided in the Company's applicable stock option plan (including any subsequent amendments thereto), and the exercise period for all unexpired stock options held by Hillson shall be extended to four years from the date of his departure from the Board. Future option grants, if there be any, will vest in the manner provided for other members of the Board generally. It is agreed that BLSI shall treat Hillson's rights to and the terms of previously awarded stock options in a non-discriminatory manner relative to the treatment of the option rights and terms of other directors on the Company's Board generally, including in connection with any merger or sale of the business, assets or stock of BLSI.

     6. (a) Hillson agrees that, during the term of this Agreement and for a period of two (2) years from the date he ceases to be an employee, consultant and director of the Company, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business as specifically described below that is competitive

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          with BLSI's current existing business, proposed business or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate in the areas of research, development or commercialization of anti-angiogenesis factors, Parkinson's Disease diagnostics or therapeutics, tumor targeting diagnostics or therapeutics, or MHC-related diagnostics or therapeutics, or any additional area of business in which BLSI may become engaged subsequent to the effective date of this Agreement, within the geographic area of the Company's business.

     (b) Hillson additionally covenants that, during the term of this Agreement and for a period of two (2) years after he ceases to be an employee, consultant and director of the Company, he shall not, directly or indirectly, without the prior written consent of the Board:

               (i) solicit or induce any employee of BLSI or any affiliate to leave the employ of the Company or any affiliate, or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within six (6) months of the termination of said employee's employment with the Company; or

               (ii) solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of any affiliate where Hillson's position will be related to the business of the Company; or

               (iii) solicit or accept the business of any customer or supplier of BLSI or any affiliate with respect to products similar to those that are subject to research, development or production by the Company.

     (c) In the event that Hillson breaches or threatens to breach any provision of this Section 6 then, in addition to any other rights which BLSI may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is

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          brought in equity to enforce the provisions of this Section 6, Hillson shall not urge as a defense that there is an adequate remedy at law, nor shall BLSI be prevented from seeking any other remedies which may be available to it.

     7. To preserve the integrity of confidential and proprietary business information belonging to BLSI, Hillson agrees as follows:

     (a) Hillson agrees that, during the course of his employment and at any time after the termination thereof, he will not disclose or make accessible to any other person, BLSI's products, services and technology, both current and under development, promotion and marketing materials, lists, trade secrets and any other confidential or proprietary business information of the Company or any of its clients or partners. Hillson agrees (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time during his employment or directorship with the Company, except as required in Hillson's duties to the Company. Hillson agrees immediately to return to BLSI all such materials and reproductions thereof in his possession upon request and in any event upon termination of his directorship at the Company.

     (b) Except with prior written authorization by BLSI, Hillson agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his directorship with the Company.

     (c) Hillson hereby assigns to BLSI all right, title and interest he may have or acquire in all inventions (including patent rights) developed by him during the term of this Agreement ("Inventions"), and agrees that all Inventions shall be the sole property of BLSI and its assigns, and the Company and its assigns shall be the sole owner of all

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          patents, copyrights and other rights in connection therewith. Hillson further agrees to assist BLSI in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights, or other rights pertaining to said Inventions in any and all countries.

     8. Any notices or other communications under this Agreement shall be in writing and shall be deemed to have been given: (i) upon delivery, when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight courier; or (iii) three (3) days after being mailed via First Class or Certified mail, postage prepaid, to either party at his or its last known address.

     9. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible, consistent with applicable law, and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

     10. The failure of either party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     11. Except as expressly provided herein, this Agreement contains the entire agreement of the Parties relating to the subject matter hereof. The Parties have made no

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agreements, representations or warranties relating to the subject matter of this
Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the Parties.

     12. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, BLSI, its successors and assigns, and irrespective of the composition of its Board, and upon Hillson and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Hillson's obligations hereunder may not be transferred or assigned by him.

     13. This Agreement shall be governed by, and construed and interpreted under, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

     14. All disputes arising in connection with or related to this Agreement shall be exclusively governed by and resolved in accordance with the provisions of this Section. The parties hereby agree to submit all disputes to arbitration for final and binding resolution. Either party may initiate such arbitration by delivery to the other of a demand therefor (the "Arbitration Demand"). The arbitration shall be conducted in Boston, Massachusetts before a single arbitrator selected by agreement of the parties within ten (10) days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Employment Rules of the American Arbitration Association. The arbitration shall be conducted pursuant to the Rules for Employment Arbitration promulgated by the American Arbitration Association. The arbitrator shall apportion all costs and expenses of the arbitration (including his/her own fees)

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between the prevailing and non-prevailing party as the arbitrator shall deem fair and reasonable, and may additionally order the payment of attorney's fees in his/her discretion.

BOSTON LIFE SCIENCES, INC.


By: /s/ Ira Lieberman                         /s/ David Hillson
   ---------------------------------         --------------------------
   Ira Lieberman, as Director and             David Hillson
   Chairman of Compensation Committee

By: /s/ Colin Bier
   ---------------------------------
       Colin Bier, as Director and
       Member of Compensation Committee

By: /s/ Stephen M. Peck
   ---------------------------------
       Stephen M. Peck, as Director and
       Member of Compensation Committee

Dated: April 13, 2003

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